News Release

For Immediate Release: April 20, 2007

MainStreet BankShares, Inc., ("MainStreet"), in Martinsville, Virginia announced earnings for the first quarter of 2007. MainStreet is the bank holding company for Franklin Community Bank, N.A. ("Franklin Bank") and MainStreet RealEstate, Inc. During the first quarter 2007, MainStreet BankShares, Inc. experienced net income of $575,869 or $.33 per basic share compared to net income of $717,373 or $.42 per basic share for the same period in 2006.

MainStreet BankShares, Inc. had total assets of $201.9 million at March 31, 2007, an increase of $6.6 million, or 3.4% over total assets at December 31, 2006. The return on average assets and the return on average equity was 1.19% and 11.91%, respectively.

MainStreet BankShares, Inc. held its Annual Meeting of Shareholders on Thursday, April 19, 2007 at The Virginia Museum of Natural History in Martinsville, Virginia. At the meeting, Larry A. Heaton, President and CEO reported that Franklin Bank had been ranked #10 for overall performance in 2006 in the Virginia Bank Performance Report. This report ranked 117 banks that are headquartered in the state of Virginia for various ratios.

Franklin Bank anticipates opening its third office in June 2007 located on 220 North in Rocky Mount pending regulatory approval. A fourth office is anticipated to open at Southlake in August 2007.

MainStreet also provides back room support services for community banks.

Contact: Larry A. Heaton, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(540) 489-3412